Exhibit 3.1
CERTIFICATE OF AMENDMENT TO THE

RESTATED CERTIFICATE OF INCORPORATION OF

LCI INDUSTRIES

LCI Industries, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. Article SIXTH of the Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended to read in its entirety as follows:

SIXTH: The Corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto. If Section 145 shall be repealed, the Corporation shall indemnify any persons, and to the same extent, as it would have been able to do under Section 145 in the form Section 145 existed immediately before its repeal as if it had not been repealed. The by-laws of the Corporation as adopted and amended from time to time by the Board of Directors may make any provision with respect to the indemnification permitted by this Article SIXTH in furtherance of the indemnification provisions of this Article SIXTH, provided such by-law or by-laws are not inconsistent with this Article SIXTH or Section 145, and provided further that no by-law in any way diminishes the scope or extent of the indemnification provided for in this Article SIXTH or in Section 145. No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, (iv) for any transaction from which the director or officer derived an improper personal benefit, or (v) in the case of an officer, in any action by or in the right of the Corporation. If the Delaware General Corporation Law is amended after approval by the stockholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

2. The amendment described herein has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by the authorized officer named below, this 16th day of May, 2024.

LCI INDUSTRIES

By:	/s/Andrew J. Namenye
Name: Andrew J. Namenye
Title: Executive Vice President, Chief Legal Officer, and Corporate Secretary